EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 22, 2017

Contact:                          Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. APPOINTS AMY McPHERSON TO ITS BOARD OF DIRECTORS

New York, NY – PVH Corp. [NYSE: PVH] announced today that Amy McPherson was appointed to its Board of Directors.  Ms. McPherson will serve on the Board's Audit Committee.   The appointment is effective April 25, 2017, the date of the Board's and Committee's next scheduled meetings.  The number of directors constituting the full Board was increased to 12 in connection with this appointment.  Ms. McPherson will be eligible to stand for reelection at the 2017 Annual Meeting of Stockholders.

Ms. McPherson has been the President and Managing Director, Europe for Marriott International, Inc., a global lodging company, since 2009.  Ms. McPherson has served in various positions of increasing responsibility during her over 30 year career at Marriott.

With a history going back over 135 years, PVH has excelled at growing brands and businesses with rich American heritages, becoming one of the largest apparel companies in the world. We have over 30,000 associates operating in over 40 countries and over $8 billion in annual revenues. We own the iconic CALVIN KLEIN, Tommy Hilfiger, Van Heusen, IZOD, ARROW, Speedo*, Warner's and Olga brands, and market a variety of goods under these and other nationally and internationally known owned and licensed brands.

*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International, Ltd.

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